Form N-SAR, Sub-Item 77D
Policies with respect to security investments

Nuveen Investment Funds, Inc.
811-05309

On October 14, 2010, notification of changes to the Tactical Market Opportunities Funds investment policy were filed as a 497 (supplement) to the funds prospectus. A copy of the supplement is contained in the Form 497 filing on October 14, 2010, accession number 0000950123-10-093154 and is herein incorporated by reference
as an exhibit to the Sub-Item 77D of Form N-SAR.